Exhibit 99.1

P O Box 3395
West Palm Beach,
FL 33402-3395

IMMEDIATE RELEASE

George M. Bachman
CFO, Treasurer and
Corporate Secretary
561.838.1731

Florida Public Utilities Announces Results for 2007

West Palm Beach, FL, March 19.  Florida Public Utilities (AMEX: FPU) reported net income of  $3,301,000 or $.54 per share for the year ended December 31, 2007 compared with prior year’s net income of $4,169,000 or $.69 per share.

Total revenues increased $1,761,000 in 2007 compared to the prior year mainly due to the higher fuel costs and increased revenue-based taxes that are recovered directly from customers.

Earnings for 2007 are down significantly for the year compared to 2006 primarily because of milder winter weather, causing sales of natural gas and propane to be less than last year and significantly under budget.  Electric sales were also less than projected for the year due to conservation measures taken by our customers as a result of higher electric rates. Also, a slow-down in the construction industry and a declining economy along with a strengthening focus on energy conservation contributed to reduced sales.

We experienced appreciably higher than usual general liability claims this year as cases were settled in 2007. The number of claims was not typical for our gas business and increased expenses in 2007 by approximately $796,000 or approximately $.08 per share. Management expects claims to be closer to normal levels for 2008.  Increased costs related to complying with Sarbanes-Oxley requirements and continued increases in medical and pension costs continue to negatively impact our earnings as they have over the last five years.

The Company filed an electric rate proceeding with the Florida Public Service Commission (FPSC) in the third quarter of 2007 to increase electric rates.  An annual interim increase of approximately $800,000 has been approved beginning in November 2007 and we expect an additional final rate increase beginning in May 2008. Management is requesting recovery for many of the electric expense increases, as well as for additional costs to implement new FPSC requirements to strengthen power delivery systems to minimize damage caused by future hurricanes.

Statements in this press release regarding Florida Public Utilities Company’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties.  For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see the disclosures in the Company’s filings with the Securities and Exchange Commission.

Florida Public Utilities is primarily in the business of providing natural gas, electric and propane gas distribution services throughout Florida.

Key operating results are summarized below:

Florida Public Utilities
For the years ending December 31, 2007 & 2006
(Dollars in thousands except per share data)

	2007	2006
Total Revenues	$136,542	$134,781

Net Income	$3,301	$4,169

Earnings for Common Stock	$3,272	$4,140

Earnings per Common Share – basic & diluted	$.54	$.69

Average Shares Outstanding	6,039,767	5,993,589